Exhibit 99.1

ARIAD Raises $43 Million Through Completion of Common Stock Offering and Exercise of Underwriters' Over-Allotment

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 29, 2004--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced the completion of its previously announced underwritten public offering of 4,400,000 shares of its common stock and the sale of an additional 660,000 shares of common stock pursuant to the exercise of the entire over-allotment option. The shares were priced at $8.50 per share resulting in gross proceeds to ARIAD of approximately $43.0 million.
    Lehman Brothers Inc. acted as sole bookrunning manager in this offering. Lazard Freres & Co., LLC, Adams, Harkness & Hill, Inc., JMP Securities LLC and Rodman & Renshaw, LLC acted as co-managers.
    This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission. This offering of the shares of common stock was made only by means of the prospectus supplement and related prospectus, a copy of which is available from Lehman Brothers, Inc., Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717; 631-254-7106.
    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             Kathy Lawton, 617-621-2345